GHL Acquisition Corp. Announces Separate Trading of Common Stock and Warrants

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NEW YORK, March 19, 2008 – GHL Acquisition Corp. (AMEX: GHQ.U) announced today that holders of the common stock and warrants underlying the units issued in the Company’s initial public offering, which was consummated on February 21, 2008, may elect to trade such common stock and warrants separately commencing on March 20, 2008. The common stock and warrants are listed on the American Stock Exchange under the symbols “GHQ” and “GHQ.WS”, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol “GHQ.U”.

Copies of the final prospectus for the initial public offering can be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment), by e-mail to dg.prospectus_distribution@boasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York 10001.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About GHL Acquisition Corp.

GHL Acquisition Corp. is a newly organized special purpose acquisition corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets. Its efforts in identifying a prospective target business will not be limited to a particular industry, but will focus on industries and target businesses in the United States or Europe that may provide a significant opportunity for growth.

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